SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

CALLAWAY GOLF COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

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March 18, 2002

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of the Shareholders of Callaway Golf Company, which will be held on Monday, May 6, 2002 at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, commencing at 10:00 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

      At the meeting, shareholders are being asked to elect six directors. All the nominees are currently members of the Board of Directors. Information about the nominees is set forth in the Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees.

      It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to return a proxy as promptly as possible either by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope or by telephone or through the Internet in accordance with the enclosed instructions.

      I hope to see you on May 6.

Sincerely,

Ronald A. Drapeau
Chairman of the Board,
President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road
Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 6, 2002

TO OUR SHAREHOLDERS:

      The 2002 Annual Meeting of Shareholders (“Annual Meeting”) of Callaway Golf Company, a Delaware corporation (the “Company”), will be held at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, commencing at 10:00 a.m. (PDT), on Monday, May 6, 2002, to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

1.	To elect six directors to the Company’s Board of Directors to serve until the 2003 annual meeting of shareholders and until their successors are elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      At the Annual Meeting, the Board of Directors intends to nominate the following six individuals for election to the Board of Directors: Ronald A. Drapeau, William C. Baker, Ronald S. Beard, Vernon E. Jordan, Jr., Yotaro Kobayashi, and Richard L. Rosenfield. All six are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

      The Board of Directors has fixed the close of business on March 8, 2002 as the record date for determination of shareholders entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 77,902,299 shares of common stock were issued and outstanding.

      TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

      If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

By Order of the Board of Directors,

Steven C. McCracken
Secretary

Carlsbad, California

March 18, 2002

CALLAWAY GOLF COMPANY

2180 Rutherford Road
Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 6, 2002

      This Proxy Statement and accompanying proxy card will first be mailed to shareholders on or about March 29, 2002 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company” or “Callaway Golf”). The proxies are for use at the 2002 Annual Meeting of Shareholders of the Company, which will be held on Monday, May 6, 2002, at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, commencing at 10:00 a.m. (PDT), and at any meetings held upon adjournment thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on March 8, 2002 (the “Record Date”). Only holders of record of the Company’s common stock, $.01 par value (the “Common Stock”), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. You may return a proxy either by signing, dating and returning the enclosed proxy card in the postage-prepaid envelope provided or by telephone or through the Internet. Please follow the enclosed instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the Secretary of the Company a written instrument revoking it, or by returning (by mail, telephone or Internet) another later dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for election as directors as set forth in this Proxy Statement. By returning the proxy (either by mail, telephone or Internet), unless you notify the Secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter which may properly come before the Annual Meeting or any adjournment thereof. The Company does not currently know of any such other matter. If there were any such additional matters, the proxies would vote your shares in accordance with the recommendation of the Board of Directors.

      At the Record Date, there were 77,902,299 shares of the Company’s Common Stock issued and outstanding. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). Abstentions may be specified for all proposals except the election of directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. The election of directors being voted upon at the upcoming Annual Meeting is considered routine and brokers may vote on the election of directors without instructions from the beneficial owners.

      Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates.

The six nominees for director receiving the highest number of votes at the Annual Meeting will be elected. A return of a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the proxies to vote shares cumulatively for one or more nominees so as to elect the maximum number of directors recommended by the Board of Directors.

      The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of Mellon Investor Services, Inc. to assist in the solicitation of proxies for a base fee of approximately $8,000 plus out-of-pocket expenses.

      Householding. With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission permits a single set of such documents to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. A number of banks, brokers and other firms have instituted householding and have previously sent a notice to that effect to certain of the Company’s shareholders whose shares are registered in the name of the bank, broker or other firm. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one proxy statement will be mailed to an address at which two or more shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, such shareholder should telephone toll-free 1-800-542-1061. In addition, if any shareholder who previously consented to householding desires to receive a separate copy of the proxy statement or annual report for each shareholder at his or her same address, such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company at the address or telephone number listed on page 23.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

      The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 28, 2002 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing elsewhere in this Proxy Statement (“named executive officer”) and (iv) all directors of the Company, named executive officers and other executive officers of the Company as a group.

	Shares Beneficially Owned

Name and Address of Beneficial Owner(1)	Number	Percent

Arrowhead Trust Incorporated, Trustee for the Callaway Golf Company Grantor Stock Trust(2)	10,487,854	13.5%
24 Executive Park, Suite 125 Irvine, CA 92614
Wellington Management Company, LLP(3)	7,800,345	10.0%
75 State Street Boston, MA 02109
Private Capital Management, L.P.(4)	4,529,900	5.8%
8889 Pelican Bay Blvd Naples, FL 34108
Ronald A. Drapeau(5)	569,696	*
William C. Baker(6)	34,901	*
Ronald S. Beard(7)	—	—
Ely Callaway(8)	540,443	*
Richard C. Helmstetter(9)	908,168	1.2%
Vernon E. Jordan, Jr.(10)	89,000	*
Yotaro Kobayashi(11)	96,700	*
Michael W. McCormick(12)	150,001	*
Steven C. McCracken(13)	521,936	*
Richard L. Rosenfield(14)	132,100	*
Ian B. Rowden(15)	216,843	*
All directors, named executive officers and other executive officers as a group (13 persons)(16)	3,485,420	4.3%

*	Less than one percent

(1)	Except as otherwise indicated, the address for all persons shown on this table is c/o the Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of options if the options may be exercised on or before April 29, 2002, irrespective of the price at which the Company’s Common Stock is trading on the New York Stock Exchange. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options where the exercise price of the options is above the trading price of the Company’s Common Stock on the New York Stock Exchange. The closing price of the Company’s Common Stock on the New York Stock Exchange on February 28, 2002 was $18.61.

(2)	The Callaway Golf Company Grantor Stock Trust (the “GST”) holds Company Common Stock pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and Arrowhead Trust Incorporated (the “Trustee”) disclaim beneficial ownership of the shares of Common Stock. The Trustee has no discretion in the manner in which the Company’s Common Stock held by the GST will be voted. The trust agreement provides that employees who hold unexercised options as of the Record Date under the Company’s stock option plans and employees who have purchased stock under the Company’s 1999 Employee Stock Purchase Plan during the twelve months preceding the Record Date will, in effect, determine the manner in which shares of the Company’s Common Stock held in the GST are voted. The Trustee will vote the Common Stock held in the GST in the manner directed by those employees who submit voting instructions for the shares.

The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. If all employees entitled to submit such instructions do so, as of March 8, 2002, the following named executive officers would have the right to direct the vote of the following approximate share amounts: Ronald A. Drapeau — 818,367, Richard C. Helmstetter — 678,286, Steven C. McCracken — 700,107, Michael W. McCormick — 376,006, Ian B. Rowden — 376,006 and all executive officers as a group 3,444,981. If less than all of the eligible employees submit voting instructions, then the foregoing amounts would be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and not disclosed to any person including the Company.

(3)	This information is based upon a Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 8, 2002. This schedule also reported that 6,013,145 shares were the number of shares as to which Wellington Management Company had shared power to vote or to direct the vote.

(4)	This information is based upon a Schedule 13G filed by Private Capital Management, L.P. with the Securities and Exchange Commission on February 15, 2002. This schedule also reported that Private Capital Management had shared voting power with respect to all such shares.

(5)	Includes 470,001 shares issuable upon exercise of options held by Mr. Drapeau, which are currently exercisable or become exercisable on or before April 29, 2002. Also includes 3,500 shares which do not vest and are restricted as to sale or transfer until January 1, 2003. Also includes 45,185 shares held by the Callaway Golf Company Foundation, a charitable foundation, which currently are voted by Mr. Drapeau in his capacity as Chairman of the Board, President and Chief Executive Officer of the Callaway Golf Company Foundation.

(6)	Includes 24,000 shares issuable upon exercise of options held by Mr. Baker, which are currently exercisable or become exercisable on or before April 29, 2002. Includes 50 shares held by Mr. Baker’s spouse.

(7)	Mr. Beard joined the Board of Directors in June 2001. In connection with his appointment to the Board, he received an option for 20,000 shares of Company Common Stock under the terms of the 2001 Non-Employee Directors Stock Option Plan. Under the terms of the plan, the option will vest in two equal installments on his first and second anniversaries as a member of the Board of Directors.

(8)	Includes 130,065 shares held by the Ely R. Callaway, Jr. Trust (the “Callaway Trust”). Also includes 410,378 shares issuable upon exercise of options held by the Callaway Trust, which are currently exercisable or become exercisable on or before April 29, 2002.

(9)	Includes 566,667 shares issuable upon exercise of options held by Mr. Helmstetter, which are currently exercisable or become exercisable on or before April 29, 2002. Also includes 341,501 shares held by the Helmstetter Family Trust for which Mr. Helmstetter is a trustee, with voting and dispositive powers over such shares.

(10)	Includes 88,000 shares issuable upon exercise of options held by Mr. Jordan, which are currently exercisable or become exercisable on or before April 29, 2002.

(11)	Includes 84,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before April 29, 2002. Also includes 12,700 shares held by Mr. Kobayashi’s spouse.

(12)	Includes 150,001 shares issuable upon exercise of options held by Mr. McCormick, which are currently exercisable or become exercisable on or before April 29, 2002.

(13)	Includes 493,335 shares issuable upon exercise of options held by Mr. McCracken, which are currently exercisable or become exercisable on or before April 29, 2002. Also includes 5,000 shares which do not vest and are restricted as to sale or transfer until January 1, 2003. Includes 14,872 shares held by the McCracken/ Waggener Family Trust for which Mr. McCracken is a trustee with voting and dispositive powers over such shares. Also includes 1,500 shares held by Mr. McCracken’s spouse and 550 shares held for the benefit of Mr. McCracken’s children.

(14)	Includes 104,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before April 29, 2002. Includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse.

(15)	Includes 216,667 shares issuable upon exercise of options held by Mr. Rowden, which are currently exercisable or become exercisable on or before April 29, 2002.

(16)	Includes 2,825,716 shares issuable upon exercise of options held by these individuals, which are currently exercisable or become exercisable on or before April 29, 2002. Also includes 8,500 shares which do not vest and are restricted as to sale or transfer until January 1, 2003.

BOARD OF DIRECTORS

Nominees for Election

      The Board of Directors has determined that the six directors named below will be nominated for election as directors at the Annual Meeting. Directors of the Company hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

      If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

      The nominees for election as directors at the Annual Meeting are set forth below.

		Director
Name	Positions with the Company	Since

Ronald A. Drapeau	Chairman of the Board, President and Chief Executive Officer	2001
William C. Baker	Director	1994
Ronald S. Beard	Director	2001
Vernon E. Jordan, Jr.	Director	1997
Yotaro Kobayashi	Director	1998
Richard L. Rosenfield	Director	1994

      For additional biographical information concerning these nominees, see below “Biographical Information.”

Committees

      The Board of Directors currently has six standing committees, namely the Audit Committee, the Compensation and Management Succession Committee, the Executive Committee, the Finance Committee, the Stock Option Committee (Employee Plans) and the Stock Option Committee (Non-Employee Plans). The Company does not currently have a separate nominating committee because such functions are performed by the Executive Committee.

      The Audit Committee currently consists of Messrs. Baker (Chair), Beard and Rosenfield. Each of the members of the Audit Committee is independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. The committee is responsible for representing the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries. The committee has been delegated the general responsibility for the oversight of internal controls and accounting and audit activities of the Company and its subsidiaries. The committee also evaluates, and makes recommendations to the Board of Directors regarding, the selection and replacement of the Company’s outside auditors. The Board of Directors has adopted a written charter for the Audit Committee.

      The Compensation and Management Succession Committee currently consists of Messrs. Rosenfield (Chair), Baker, Beard and Jordan. The committee is responsible for succession planning for the office of the chief executive of the Company. This committee is also responsible for reviewing the performance of the Company’s chairman, president and chief executive officer, for reviewing and approving the employment contracts with the Company’s senior officers, for reviewing and approving the compensation plans and policies for the Company’s officers, and for determining the amount of any bonuses or incentive awards payable by the Company to its officers. The committee, through an Employee Stock Purchase Plan subcommittee consisting of Messrs. Rosenfield (Chair) and Baker, also administers the Company’s employee stock purchase plan.

      The Executive Committee currently consists of Messrs. Rosenfield (Chair), Baker, Beard and Drapeau. The committee is responsible for assisting the Board of Directors in its operations. The committee identifies, screens and recommends potential new board members, and performs such other tasks as the Board of Directors delegates to it from time to time.

      The Finance Committee currently consists of Messrs. Baker (Chair), Beard, Drapeau and Rosenfield. The committee is responsible for reviewing the Company’s annual operating budget, business plan and strategic business objectives and initiatives, for authorizing the establishment of credit facilities and bank accounts, for evaluating the Company’s asset mix, capital structure and strategies, financial projections, plans and arrangements for the Company’s financing and for establishing strategic policies related to the financial affairs and economic risk management of the Company.

      The Stock Option Committee (Employee Plans) currently consists of Messrs. Rosenfield (Chair) and Baker. This committee administers the employee benefit plans of the Company pursuant to which the Company awards stock options to employees, including officers, of the Company.

      The Stock Option Committee (Non-Employee Plans) currently consists of Mr. Drapeau as the sole member. This committee administers the Company’s Promotion, Marketing and Endorsement Stock Incentive Plan pursuant to which the Company grants stock options to non-employee golf tour players and others that have agreed to endorse or otherwise support the Company’s products.

Meetings

      The Company’s Board of Directors met six times during 2001. During 2001 the Audit Committee met five times; the Compensation and Management Succession Committee met five times; the Executive Committee met two times; the Finance Committee met three times and the Stock Option Committee (Employee Plans) met one time. The Stock Option Committee (Non-Employee Plans) did not hold any formal meetings because Mr. Drapeau is the sole member of the committee. In addition to meetings, the members of the Board of Directors and its committees sometimes take action by written consent in lieu of a meeting, which is permitted. Each of the Company’s current directors attended in excess of 75% of the meetings of the Board of Directors and committees of the Board of Directors on which he served during 2001.

Compensation

      Directors who are not employees of the Company receive $30,000 per year in base cash compensation, plus reimbursement of expenses, for serving on the Board of Directors. Non-employee directors also receive additional cash compensation in the amount of $1,000 per day for each Board meeting attended and additional cash compensation for each committee meeting attended in the amount of $1,000 per day for each regular member of a committee and $1,300 per day for the Chair of a committee.

      The non-employee directors also participate in the Callaway Golf Company 2001 Non-Employee Directors Stock Option Plan (the “2001 Director Plan”), which was approved by the shareholders at the Company’s 2000 annual meeting. Pursuant to the 2001 Director Plan, a non-employee director is automati-

cally granted upon the director’s initial election or appointment to the Board of Directors an option to purchase 20,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of such election or appointment. Thereafter, on each anniversary of the director’s election or appointment, each non-employee director who will continue to serve as such for at least another year will receive an additional option to purchase 6,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on such anniversary. Initial options vest 50% upon the first anniversary of a director’s initial election or appointment and 50% upon the second anniversary. Additional options vest 100% after two years from the date of grant. Subject to certain anti-dilution adjustments, a maximum of 500,000 shares have been approved for issuance upon the exercise of stock options granted under the 2001 Director Plan.

      The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s products whenever they play golf. To assist the directors in complying with this policy, non-employee directors are entitled to receive golf club products of the Company, free of charge, for their own personal use and the use by immediate family members living in the director’s home.

Biographical Information

      Ronald A. Drapeau. Mr. Drapeau, 55, is the Chairman, President and Chief Executive Officer of the Company. Prior to becoming Chairman, President and Chief Executive Officer in mid-2001, Mr. Drapeau served as Senior Executive Vice President, Manufacturing of the Company since February 1999. He was President and Chief Executive Officer of Odyssey Golf, Inc., a wholly-owned subsidiary of the Company, from August 1997 until its dissolution in December 1999. Mr. Drapeau served as Executive Vice President of the Company from August 1997 to February 1999, and served as a consultant to the Company from November 1996 to August 1997. From April 1993 to September 1996, Mr. Drapeau served as Chief Executive Officer of Lynx Golf, Inc., a subsidiary of Zurn Industries, Inc., and served as Senior Vice President and Chief Financial Officer of Zurn Industries, Inc. from 1992 to 1993. He is a 1969 graduate of Bentley College.

      William C. Baker. Mr. Baker, 68, has served as a Director of the Company since January 1994 and is Chair of the Audit Committee and the Finance Committee. Mr. Baker was the President of Meditrust Operating Company from August 1998 to April 2000. He was President and Chief Executive Officer of the Los Angeles Turf Club, Incorporated, a subsidiary of Magna International, Inc., from December 1998 to June 1999. He was Chairman and Chief Executive Officer of The Santa Anita Companies, Inc., a subsidiary of Meditrust Operating Company, from November 1997 to December 1998. Prior to that, he was Chairman of Santa Anita Realty Enterprises, Inc. from April 1996 to November 1997 and Chairman, President and Chief Executive Officer of Santa Anita Operating Company from August 1996 to November 1997. He was President and Chief Operating Officer of Red Robin International, Inc. (a restaurant chain) from May 1993 to May 1995, and Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc. from August 1992 to December 1995. Mr. Baker was the principal shareholder and Chief Executive Officer of Del Taco, Inc. from 1977 until 1988 when that business was sold. He also serves as a director of La Quinta Corporation (f/k/a The Meditrust Companies) and Public Storage, Inc. Mr. Baker received his law degree in 1957 from the University of Texas.

      Ronald S. Beard. Mr. Beard, 63, has served as a Director of the Company since June 2001. Mr. Beard is an advisory partner in the law firm of Gibson, Dunn & Crutcher, LLP. He joined Gibson, Dunn & Crutcher LLP in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board of Directors. He received his law degree in 1964 from Yale Law School.

      Vernon E. Jordan, Jr. Mr. Jordan, 66, has served as a Director of the Company since July 1997. Mr. Jordan became Senior Managing Director at Lazard Freres & Co., LLC in January 2000. He was a senior partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, having joined the firm in 1982, and has been Of Counsel since January 2000. Currently, Mr. Jordan serves as a member of the Board of Directors of America Online Latin America, Inc., American Express Company, Clear Channel Communications, Inc.,

Dow Jones and Company, Inc., J.C. Penney Company, Inc., Revlon, Inc., Sara Lee Corporation, and Xerox Corporation. Prior to 1982, Mr. Jordan held the following positions: President and Chief Executive Officer of the National Urban League; Executive Director of the United Negro College Fund; Director of the Voter Education Project of the Southern Regional Council; Attorney-Consultant, U.S. Office of Economic Opportunity; Assistant to the Executive Director of the Southern Regional Council; Georgia Field Director of the National Association for the Advancement of Colored People; and an attorney in private practice in Arkansas and Georgia. In addition, Mr. Jordan also served as the Chairman of the Clinton Presidential Transition Team in 1992. Mr. Jordan is a 1957 graduate of DePauw University and received his J.D. from the Howard University Law School in 1960.

      Yotaro Kobayashi. Mr. Kobayashi, 68, has served as a Director of the Company since June 1998. He is Chairman of the Board of Fuji Xerox Co., Ltd. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. Mr. Kobayashi is also a director of Xerox Corporation, and Nippon Telegraph and Telephone Corporation (NTT). He holds positions as Chairman of The Aspen Institute Japan, Keizai Doyukai (Japan Association of Corporate Executives), Pacific Asia Chairman of the Trilateral Commission, and Vice Chairman of the International University of Japan. He also is on the Advisory Boards of both Booz Allen and Hamilton and the Council on Foreign Relations and is on the International Council of JP Morgan. In addition, Mr. Kobayashi serves on the Board of Trustees of both the University of Pennsylvania and Keio University. He is a 1956 graduate of Keio University and received his MBA from The Wharton School in 1958.

      Richard L. Rosenfield. Mr. Rosenfield, 56, has served as a Director of the Company since April 1994. He is Chair of the Compensation and Management Succession Committee, Executive Committee and the Stock Option Committee (Employee Plans). He is co-Founder and co-Chairman of the Board of California Pizza Kitchen, Inc. (a gourmet pizza restaurant chain, founded in 1985). From 1973 to 1985, Mr. Rosenfield was a principal and partner of the Law Firm of Flax and Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, he served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law.

Report of the Audit Committee

      The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries, and has general responsibility for the oversight of internal controls and accounting and audit activities of the Company and its subsidiaries. The Audit Committee is responsible for reviewing and discussing with management and the Company’s outside auditor the Company’s annual and quarterly financial statements and financial reporting process. The Audit Committee does not prepare or audit the Company’s financial statements. Management has the responsibility for preparing the Company’s financial statements and for its financial reporting process. The Company’s outside auditor is responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States.

      During 2001, the Audit Committee met formally five times. Ms. Aulana Peters served on the Audit Committee until June 6, 2001 when she resigned from the Board of Directors. Mr. Beard joined the Audit Committee effective June 8, 2001 upon his appointment to the Board of Directors. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange.

      In early 2001, the Company’s Audit Committee requested that the Company evaluate proposals from other firms in addition to its then current outside auditor, PricewaterhouseCoopers (“PwC”). Management solicited proposals from likely candidates, and during the second quarter of 2001 the Audit Committee reviewed a number of candidates that had been pre-screened by management. At the conclusion of this review process, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the appointment, effective as of June 18, 2001, of Arthur Andersen LLP (“Arthur Andersen”) as the Company’s new outside auditor for fiscal year 2001 (PwC’s engagement officially ended on June 15, 2001). The Audit Committee recommended the change because, among other things, it believed that a change in outside auditor could help assure an independent and rigorous review of the Company’s practices. (PwC had been the Company’s outside auditor for over ten years). In addition, the Committee felt that Arthur Andersen offered a very high level of audit services at a competitive cost to the Company.

      The Audit Committee also reviewed and discussed with management and the outside auditors the Company’s quarterly and audited annual financial statements for the year ended December 31, 2001. The Audit Committee discussed with the outside auditors the matters that the outside auditors are required to discuss with the Audit Committee pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including (a) the Company’s significant accounting policies and their application, (b) the reasonableness of management’s accounting estimates and judgments used in the preparation of the Company’s financial statements and (c) the quality of the Company’s accounting procedures and practices.

      In addition, the Audit Committee has received from its outside auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Although such letter is only required annually, as a matter of procedure the Audit Committee requested the Company’s outside auditors to provide such a letter quarterly during 2001. The Audit Committee actively engaged in a dialogue with the outside auditors with respect to any and all disclosed relationships or services that might impact the auditors’ objectivity and independence. In reviewing and discussing such matters, the Audit Committee considered whether the auditors’ provision of non-audit services during 2001 was compatible with maintaining the auditors’ independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

William C. Baker (Chair)
Ronald S. Beard
Richard L. Rosenfield

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table shows the compensation paid by the Company to its Chief Executive Officers and the other four most highly compensated executive officers of the Company for the years indicated.*

					Long Term
		Annual Compensation			Compensation Awards

				Other Annual	Restricted	Securities	All Other
				Compensation	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)	Awards($)	Options(#)	($)

Ronald A. Drapeau(2)	2001	$656,520	$275,000	$4,157	—	350,000	$16,845
Chairman, President and	2000	500,000	225,000	—	—	150,000	17,610
Chief Executive Officer	1999	425,000	127,500	—	—	100,000	20,186
Ely Callaway(3)	2001	362,692	—	20	—	100,000	252,508
Former Chairman, President and	2000	976,504	600,000	9,163	—	100,000	16,150
Chief Executive Officer	1999	820,677	500,000	—	—	100,000	16,000
Richard C. Helmstetter(4)	2001	662,299	180,000	99,228	—	50,000	17,634
Senior Executive Vice	2000	640,181	225,000	92,241	—	150,000	19,419
President, Chief of	1999	600,000	180,000	84,569	—	100,000	20,929
New Products
Steven C. McCracken(5)	2001	500,000	150,000	3,802	—	150,000	16,937
Senior Executive Vice	2000	450,000	175,000	—	—	150,000	20,635
President, Chief Legal	1999	350,000	127,500	—	—	150,000	13,488
Officer and Secretary
Michael W. McCormick(6)	2001	500,000	100,000	4,512	—	50,000	15,800
Executive Vice President,	2000	440,193	375,000	29,673	—	300,000	70,621
Global Sales	1999	—	—	—	—	—	—
Ian B. Rowden(7)	2001	400,000	120,000	4,955	—	50,000	86,395
Executive Vice President	2000	133,333	150,000	—	—	300,000	79,318
and Chief Marketing	1999	—	—	—	—	—	—
Officer

*	Certain prior period amounts have been reclassified to conform with the current presentation.

(1)	In accordance with the rules of the Securities and Exchange Commission, perquisites and other personal benefits, securities or property are disclosed in this column only if the aggregate amount of such items for a covered year is at least 10% of the total of annual salary and bonus for the named executive officer for such period or $50,000, whichever is less.

(2)	In mid-2001, Mr. Drapeau was appointed Chairman, President and Chief Executive Officer following Mr. Callaway’s retirement. Prior to this appointment, Mr. Drapeau served as Senior Executive Vice President, Manufacturing. Mr. Drapeau’s Salary includes base salary paid for accrued but unused vacation hours in the amount of $31,520 in 2001. Mr. Drapeau’s All Other Compensation for 2001 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plans in the amount of $14,450 and Company paid premiums for disability insurance in the amount of $2,395.

(3)	Mr. Callaway served as Chairman, President and Chief Executive Officer until mid-2001. Mr. Callaway’s Salary includes base salary paid for accrued but unused vacation hours in the amounts of $196,503 for 2000 and $70,677 for 1999. Mr. Callaway’s employment agreement terminated upon his death and his estate or designee became entitled to severance payments of $500,000 per year through June 30, 2003. In addition, pursuant to the terms of his employment agreement, certain of the outstanding but unvested stock options held by Mr. Callaway became vested upon his death. Mr. Callaway’s All Other Compensation for 2001 represents death benefits paid after his death pursuant to his employment agreement of $242,308 and Company contributions under the Company’s 401(k) Plan of $10,200.

(4)	Mr. Helmstetter’s Salary includes payment for accrued but unused vacation hours in the amounts of $62,299 for 2001 and $40,181 for 2000. Mr. Helmstetter’s Other Annual Compensation includes reimbursement of personal travel expenses in the amount of $94,345 for 2001, $90,241 for 2000 and $82,569 for 1999. Mr. Helmstetter’s All Other Compensation for 2001 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plans in the amount of $14,450 and Company paid premiums for disability insurance in the amount of $3,184.

(5)	Mr. McCracken’s All Other Compensation for 2001 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plans in the amount of $14,450 and Company paid premiums for disability insurance in the amount of $2,487.

(6)	Mr. McCormick’s employment with the Company began in January 2000 and therefore no amounts are reported for him for 1999. Mr. McCormick’s Bonus for 2000 includes a one-time signing bonus of $200,000 in accordance with the terms of his initial employment agreement. Mr. McCormick’s All Other Compensation for 2001 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plans in the amount of $14,450 and Company paid premiums for disability insurance in the amount of $1,350.

(7)	Mr. Rowden’s employment with the Company began in September 2000 and therefore no amounts are reported for him in 1999. Mr. Rowden’s Bonus for 2000 includes a one-time signing bonus of $100,000. Mr. Rowden’s All Other Compensation for 2001 represents payment of relocation expense of $70,541, Company paid contributions under the Company’s 401(k) Profit Sharing Plans in the amount of $14,450, and Company paid premiums for disability insurance in the amount of $1,404.

Option Grants in 2001

      The following table provides information on option grants made in fiscal year 2001 to the executive officers named in the Summary Compensation Table.

			% Of Total
			Options
			Granted To
	Number of Securities		Employees	Exercise or		Grant Date
	Underlying Options		In Fiscal	Base Price	Expiration	Present Value
Name	Granted(#)		Year	($/Sh)	Date(1)	($)

Ronald A. Drapeau	50,000	(2)	1.5%	$19.6875	01/19/2011	$366,937	(3)
	300,000	(4)	9.0%	16.3800	07/13/2011	1,846,020	(5)
Ely Callaway	100,000	(6)	3.0%	19.6875	01/19/2011	733,874	(3)
Richard C. Helmstetter	50,000	(2)	1.5%	19.6875	01/19/2011	366,937	(3)
Steven C. McCracken	50,000	(2)	1.5%	19.6875	01/19/2011	366,937	(3)
	100,000	(7)	3.0%	16.3800	07/13/2011	615,340	(5)
Michael W. McCormick	50,000	(2)	1.5%	19.6875	01/19/2011	366,937	(3)
Ian B. Rowden	50,000	(2)	1.5%	19.6875	01/19/2011	366,937	(3)

(1)	The options expire on the date set forth in this column, unless the named executive officer’s employment with the Company is terminated prior to such date. Upon termination of employment, the named executive officer generally has one year from the date of termination to exercise his vested options. In addition, the options may be cancelled and rescinded and proceeds may be forfeited if the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company.

(2)	Each of these options vest as follows: 16,667 shares vested on December 31, 2001, 16,667 shares vest at December 31, 2002 and 16,666 shares vest at December 31, 2003.

(3)	These options were valued as of the date of grant based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: (a) expected volatility of 53.9%; (b) risk-free interest rate of 3.81%; (c) dividend yield of 1.60%; and (d) expected term of 3.20 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Additionally, the Black-Scholes option valuation model, which utilizes highly subjective assumptions, was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, the valuations above do not necessarily provide a reliable single measure of the fair value of grants described above.

(4)	This option vests as follows: 100,000 shares vested on December 31, 2001, and 100,000 shares vest on each of December 31, 2002 and 2003.

(5)	These options were valued as of the date of grant based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: (a) expected volatility of 53.9%; (b) risk-free interest rate of 4.11%; (c) dividend yield of 1.60%; and (d) expected term of 3.20 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Additionally, the Black-Scholes option valuation model, which utilizes highly subjective assumptions, was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, the valuations above do not necessarily provide a reliable single measure of the fair value of grants described above.

(6)	This option was fully vested on the date of grant.

(7)	Each of these options vest as follows: 33,334 shares vested on December 31, 2001, 33,333 shares vest at December 31, 2002 and 33,333 shares vest at December 31, 2003.

2001 Option Exercises and Year-End Values

      The following table provides information on options exercised during 2001 by the executive officers named in the Summary Compensation Table and unexercised options held by such persons at December 31, 2001.

	Option Exercises		Number of Securities
	During 2001		Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald A. Drapeau	—	$—	440,001	359,999	$778,046	$947,329
Ely Callaway(2)	—	—	410,378	—	727,500	—
Richard C. Helmstetter	378,334	6,963,725	446,667	199,999	2,024,875	393,329
Steven C. McCracken	40,000	228,650	463,335	226,665	1,866,431	577,994
Michael J. McCormick	—	—	150,001	199,999	442,921	639,579
Ian B. Rowden	—	—	216,667	133,333	942,500	471,250

(1)	Represents the spread between the aggregate exercise price and assumed aggregate market value using the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2001 ($19.15).

(2)	The options reported for Mr. Callaway are held in the name of the Ely Callaway Trust.

Employment Agreements and Termination of Employment Arrangements

      Mr. Drapeau. The Company has an employment agreement with Mr. Drapeau for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. On May 15, 2001, Mr. Drapeau was promoted to President and Chief Executive Officer of the Company. On August 17, 2001, he was named Chairman of the Board. The employment agreement requires Mr. Drapeau to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Drapeau to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Drapeau is entitled to receive an annual salary of $700,000 (effective May 15, 2001) and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Drapeau is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Drapeau’s employment is terminated by the Company for convenience or by Mr. Drapeau for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of up to 24 months and the immediate vesting of all unvested stock options. For Mr. Drapeau’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Helmstetter. The Company has an employment agreement with Mr. Helmstetter for a term currently scheduled to continue through December 31, 2004, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Helmstetter is Senior Executive Vice President, Chief of New Products of the Company. The agreement requires Mr. Helmstetter to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Helmstetter to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Helmstetter is entitled to receive an annual salary of $600,000 (subject to increase at the discretion of the Company) and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Helmstetter is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Helmstetter’s employment is terminated by the Company for convenience or by Mr. Helmstetter for substantial cause (i.e. because of a material breach by the Company or a diminishment of his responsibilities), he will be entitled to the immediate vesting of all unvested stock options. Furthermore, if the termination is by Mr. Helmstetter for substantial cause, he will be entitled to receive certain severance benefits and perquisites and the continued payment of his full base salary and non-discretionary bonuses, if any, for the remainder of the term of the agreement. In addition, if the agreement expires by its terms or is terminated for convenience by either the Company or Mr. Helmstetter, Mr. Helmstetter will become an exclusive consultant to the Company pursuant to a separate 10-year consulting agreement, at an annual compensation equal to one-half of Mr. Helmstetter’s base salary in effect in the final year of the employment agreement. Under the employment agreement, Mr. Helmstetter also has assigned perpetually to the Company all of his rights and title to the commercial use of his name, likeness, image, character, identity and signature. If the employment agreement expires or terminates prior to December 31, 2012 because (i) the Company has elected to discontinue the automatic one-year extensions of the agreement, (ii) the Company has terminated the agreement for convenience or (iii) Mr. Helmstetter has terminated the agreement for substantial cause, then as additional consideration for the assignment of such rights, Mr. Helmstetter will be entitled to receive the difference between the severance payments otherwise due under the employment agreement and the base salary and non-discretionary bonuses Mr. Helmstetter would have received under the employment agreement through December 31, 2012. In lieu of these payments, the Company may elect to return to Mr. Helmstetter these commercial use rights. For Mr. Helmstetter’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. McCracken. The Company has an employment agreement with Mr. McCracken for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. McCracken is Senior Executive Vice President, Chief Legal Officer and Secretary of the Company. The agreement requires Mr. McCracken to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. McCracken to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. McCracken is entitled to receive an annual salary of $500,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. McCracken is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. McCracken’s employment is terminated by the Company for convenience or by Mr. McCracken for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of time up to 24 months and the immediate vesting of all unvested stock options. For Mr. McCracken’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. McCormick. The Company has an employment agreement with Mr. McCormick for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. McCormick is Executive Vice President, Global Sales. The agreement requires Mr. McCormick to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. McCormick to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. McCormick is entitled to receive an annual salary of $500,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. McCormick is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. McCormick’s employment is terminated by the Company for convenience or by Mr. McCormick for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of time up to the greater of the remainder of the initial term of the agreement or 12 months and the immediate vesting of all unvested stock options. For Mr. McCormick’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Rowden. The Company has an employment agreement with Mr. Rowden for a term currently scheduled to continue through December 31, 2003, unless terminated at the discretion of the parties. Mr. Rowden is Executive Vice President and Chief Marketing Officer. The agreement requires Mr. Rowden to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Rowden to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Rowden is entitled to receive an annual salary of $400,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Rowden is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Rowden’s employment is terminated by the Company for convenience or by Mr. Rowden for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of time up to the greater of the remainder of the term of the agreement or 12 months and the immediate vesting of all unvested stock options. For Mr. Rowden’s rights upon a change in control, see below “Change in Control Arrangements.”

Change in Control Arrangements

      To better assure that they would continue to provide independent leadership consistent with the Company’s best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company. If a change in control occurs before the termination of Messrs. Drapeau’s, McCracken’s, McCormick’s or Rowden’s employment agreement, then the unexpired employment agreement will be automatically extended such that the initial term of the agreement shall be deemed to be for three years commencing on the date of the change in control. In addition, if within one year following a change in control there is a termination event with respect to any of the named executive officers, then such affected executive officer shall be deemed to be terminated for the Company’s convenience and shall be entitled to the payments to which he is entitled for a termination by the Company for convenience as described above under “Employment Agreements and Termination of Employment Arrangements.” A “termination event” means the occurrence of any of the following: (a) the termination or material breach of the employment agreement by the Company; (b) failure by the successor company to assume the employment agreement; (c) any material diminishment in the position or duties of the executive officer; (d) any reduction in compensation or benefits; or (e) any requirement that the executive officer relocate his principal residence.

      In addition, the terms governing the stock options granted to each of the named executive officers generally provide for the immediate vesting of options immediately prior to a change in control (as described above). The Company also has entered into tax indemnification agreements with all officers, including the named executive officers, to provide for payment by the Company of amounts sufficient to offset any “excess parachute payment” excise tax payable pursuant to the provisions of the Internal Revenue Code or any comparable provisions of state law. The Company’s 401(k) plan also provides for full vesting of all participant accounts immediately prior to a change in control.

Compensation Committee Interlocks and Insider Participation

      The Company’s executive officer compensation matters are currently handled by the Compensation and Management Succession Committee consisting of the following non-employee directors: Messrs. Rosenfield (Chair), Baker, Beard and Jordan. Decisions relating to the approval or grant of stock options to executive officers are handled by the Stock Option Committee (Employee Plans) which consists only of Messrs. Baker and Rosenfield.

      Mr. Beard is currently an advisory partner of the law firm of Gibson, Dunn & Crutcher LLP. The Company retained the law firm of Gibson, Dunn & Crutcher to provide legal services to the Company during 2001, and anticipates that it will retain Gibson, Dunn & Crutcher to provide legal services in 2002 as well. Mr. Jordan is Senior Managing Director at Lazard Freres & Co., LLC. The Company retained Lazard Freres to provide investment banking services to the Company during 2001 and anticipates that it will retain Lazard Freres in 2002 as well.

REPORT OF THE COMPENSATION AND

MANAGEMENT SUCCESSION COMMITTEE AND THE STOCK OPTION
COMMITTEE (EMPLOYEE PLANS) OF THE BOARD OF DIRECTORS

      The Company’s executive compensation programs are designed to attract, retain, motivate and appropriately reward top executives. The Company has followed a practice of linking executive compensation to individual levels of responsibility as well as to the performance of the Company as a whole. In addition, it has been the Company’s practice to provide significant stock-based incentive compensation. It is believed that these practices tend to benefit the Company and its shareholders by properly attracting and motivating top management, and by aligning the interests of management with those of shareholders.

The Committees

      The Compensation and Management Succession Committee of the Board of Directors (the “Compensation Committee”) currently consists of four non-employee, non-management directors (Mr. Rosenfield (Chair), Mr. Baker, Mr. Beard and Mr. Jordan). The Compensation Committee is responsible, among other things, for setting and administering the annual salary and bonus compensation of the Company’s executive officers, including the executive officers named in the foregoing Summary Compensation Table.

      The Stock Option Committee (Employee Plans) of the Board of Directors (the “Option Committee”) currently consists of two non-employee, non-management directors (Mr. Rosenfield (Chair) and Mr. Baker), each of whom is also a member of the Compensation Committee. The Option Committee is responsible, among other things, for setting and administering the long-term incentive compensation of, including stock option grants to, the Company’s executive officers, including the executive officers named in the foregoing Summary Compensation Table.

2001 Company Performance

      As discussed in more detail below, the Committees feel that management did an excellent job under difficult circumstances in 2001. However, the Company experienced a decline in sales, net income and earnings in 2001, reporting sales of $816.2 million (a decrease of 2.6% from 2000), net income of $58.4 million (a decrease of 27.9% from 2000), and earnings of $0.82 per diluted share (a decrease of 27.4% from 2000). The primary reasons for these declines were, in the opinion of the Compensation Committee, devalued foreign currencies, poor economic conditions in the Company’s most important markets (the U.S. and Japan), and the effect of the accounting treatment required for the Company’s long term electricity supply contract. For example, changes in foreign currency valuations between 2000 and 2001 accounted for a reduction in revenues of nearly $33 million. Thus, in “constant dollars” revenues would have been up 1% in 2001, to $849.1 million. Similarly, but for the after-tax, non-cash charge of $14.2 million associated with the Company’s long term electricity supply agreement, the Company would have had net income of $72.6 million and earnings of $1.02 per diluted share. However, in the opinion of the Compensation Committee, management’s compensation must be linked to the Company’s performance as its own, and the executive officer compensation decisions made for 2001 reflect that view.

      As noted above, management achieved some impressive results in 2001 despite difficult conditions. The Company increased its golf ball sales by 61.5% over the prior year, and introduced two new golf ball product lines. The Company’s new products for 2001, including the Big Bertha ERC II Forged Titanium Driver and the Big Bertha Hawk Eye Titanium Metal Woods, were very successful. Despite having its sales significantly hampered in the United States by the actions of the USGA (including the USGA’s announcement that rounds played with the ERC II Driver should not be counted for handicap purposes), the ERC II Driver had a very successful year outside the United States, particularly in Japan where it had been selected as Driver of the Year by Choice Magazine. Meanwhile, the Big Bertha Hawk Eye VFT Metal Woods were #1 in market share for premium cast titanium woods in the United States. In fact, the Company maintained a #1 market share position in the United States, its most important market, in premium metal woods, irons and putters. While a decline from the year before, the reported sales of over $816 million were the third highest in the Company’s history. And, once again, the Company finished the year with over $90 million in cash and marketable securities and essentially no debt. Under all of the circumstances, the Compensation Committee feels this was a very good achievement by the management team.

      We cannot overlook the fact that the current management team was also faced with the most difficult challenge ever presented to the Company: the death of its Founder, Ely Callaway. While much credit must be given to Mr. Callaway for directing the development of a sound succession plan, it remained for the current team to execute on that plan during very difficult conditions. It should be noted that in the second half of 2001 this management team worked very well together. It not only responded to immediate operational issues caused by a very challenging world market in 2001, but it also maintained its focus on the near-term need to launch an extensive 2002 product line that included the Big Bertha C4 Driver and the HX Golf Ball, while simultaneously addressing long-term strategic issues by implementing a new “product management” organization and developing a new 3-5 year strategic plan. The Compensation Committee feels that the entire senior management team, and Mr. Drapeau in particular, performed very well during a time when good leadership was critical to the Company.

      The Compensation Committee and the Option Committee considered all of these factors, as well as others, in setting the components of the executive officers’ compensation.

2001 Executive Compensation

      Consistent with the Company’s historical practice, executive compensation in 2001 was tied to individual responsibility, Company performance, and stock-based incentives. The three key elements of executive compensation were a base salary, a discretionary bonus and stock options. The executive officers were also eligible to participate in the Company’s employee benefit plans, including health, deferred compensation and retirement plans.

2001 Base Salaries

      Base salary is the base cash compensation paid to executive officers for their services. It is set at levels designed to attract and retain executive talent in a competitive labor market. The base salaries are set by the Compensation Committee after considering the recommendations of the Chief Executive Officer. The Compensation Committee considers, among other things, the level of responsibility of the executive officer, the executive officer’s overall performance, and competitive market conditions. In general, executive officer base salaries are increased only where an officer meets one of the following criteria: (1) the officer’s base salary is below an equitable level given the officer’s role and performance, (2) the officer’s responsibility has been increased, or (3) the officer’s employment agreement requires an increase.

      During 2001, the base salaries of Mr. Drapeau and certain other executive officers were increased due to promotions, expanded responsibilities, or both. Base salaries paid to the named executive officers are set forth under the section “COMPENSATION OF EXECUTIVE OFFICERS — Summary Compensation Table” in this Proxy Statement.

2001 Bonuses

      In addition to base salary, the executive officers are generally eligible to receive an annual cash bonus. These bonuses are largely dependent upon the Company’s performance and are designed to reward superior performance by an officer.

      In 2001, the Compensation Committee used a matrix based upon the Company’s actual growth in sales, return on sales, and return on assets to guide it in setting the aggregate amount available for officer bonuses. Of these three factors, return on sales was weighted the most heavily, and both a minimum return on sales and a minimum return on assets was required before any bonus was considered for growth in sales. In addition, the Compensation Committee set “target” percentages for each level of officer, with the more senior officers expected to have a greater percentage of their total compensation subject to achievement of corporate goals. Within these guidelines, individual bonuses were adjusted to reflect an officer’s perceived performance and contribution during the year.

      The individual executive officer bonuses for 2001 were purely discretionary and not guaranteed. Within the framework described above, individual officer bonus amounts (excluding Mr. Drapeau’s bonus) were determined by the Compensation Committee based upon Mr. Drapeau’s recommendations and his views of an officer’s responsibility and individual contribution to the Company’s performance and various other factors considered significant by him in his discretion. Mr. Drapeau’s bonus was fixed by the Compensation Committee based upon its own evaluation of his performance. Bonus amounts paid to the named executive officers are set forth under the section “COMPENSATION OF EXECUTIVE OFFICERS — Summary Compensation Table” in this Proxy Statement.

2001 Stock Option Awards

      Consistent with the Company’s philosophy that a significant portion of executive officer compensation should be stock based, the Company grants stock options for the purpose of attracting, retaining and motivating its executive officers.

      The Option Committee granted stock options to the executive officers in early 2001 for retention and motivation purposes. Executive officers of the Company were granted options based on their level of responsibility for the Company’s short- and long-term profitability, growth and return to shareholders. Several of the executive officers also received grants of stock options in the latter part of 2001 as the result of promotions or the expansion of responsibilities following the death of Mr. Callaway. The grants given to the named executive officers are set forth in the section entitled “COMPENSATION OF EXECUTIVE OFFICERS — Option Grants in 2001” in this Proxy Statement.

CEO Compensation

      Mr. Drapeau’s compensation was determined by the Compensation Committee and the Option Committee. His base salary was determined in accordance with the terms of his employment agreement, as amended, which the Compensation Committee approved. See above, “COMPENSATION OF EXECUTIVE OFFICERS — Employment Agreements and Termination of Employment Arrangements.” During 2001, Mr. Drapeau assumed the title and duties of Chairman, President and Chief Executive Officer. In connection with those promotions, in May of 2001 his base salary was increased to $700,000 per year. In addition to his base salary, Mr. Drapeau participates in various executive benefit plans.

      Mr. Drapeau’s bonus for 2001 was discretionary, and was established by the Compensation Committee based upon the same factors that were considered in setting the bonuses for the other executive officers. After due consideration, the Compensation Committee approved a bonus of $275,000 for 2001 in recognition of the Company’s performance and Mr. Drapeau’s leadership of the management team, including the successful transition following Mr. Callaway’s passing, the introduction of a “product management” organization in the latter half of 2001, and the preparation of a 3-5 year strategic plan.

      The following chart shows the bonuses paid to Mr. Callaway as CEO for 1998, 1999 and 2000, and to Mr. Drapeau as CEO for 2001, along with the Company’s performance in the three areas used by the Compensation Committee as guides for fixing executive officer bonuses:

	Sales	Return on	Return on
Year	Growth	Sales	Assets	CEO Bonus

1998	- 17.18%	-3.78%	-4.73%	$0
1999	2.27%	7.69%	8.44%	$500,000
2000	16.49%	9.67%	13.13%	$600,000
2001	- 2.56%	8.89%	11.50%	$275,000

      In addition to his base salary and bonus in 2001, Mr. Drapeau received grants of options to purchase 350,000 shares of the Company’s Common Stock, 300,000 of which were granted in connection with Mr. Drapeau’s promotion to President and Chief Executive Officer. These options were priced at the market value of the stock on the date of grant and vest over time in accordance with the Company’s usual practices.

Company Policy Regarding Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid for any fiscal year to the corporation’s chief executive officer or to any of the four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation, compensation may be paid which is not deductible in circumstances where sound management of the Company so requires. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

      Notwithstanding the foregoing, the Compensation Committee believes no compensation was paid by the Company in 2001 that did not qualify for deductibility.

Summary

      In 2001, the Company’s sales, net income and earnings per diluted share declined, and aggregate executive officer compensation declined as well. In each case, executive officer compensation was based upon, and consistent with, the Company’s longstanding practices. It is the opinion of the Compensation Committee and the Option Committee that the Company’s executive officers very much earned their compensation in 2001, to the benefit of the Company and its shareholders.

      Additional information concerning the salary, bonus, and stock awards for the Company’s most highly compensated executive officers can be found in the tables appearing under the section “COMPENSATION OF EXECUTIVE OFFICERS” in this Proxy Statement.

      Information contained in this report regarding past performance of the Company should under no circumstances be construed as a prediction, forecast, or projection by the Company of future results, and no assurance can be given that the Company will or will not achieve or maintain any particular performance level.

COMPENSATION & MANAGEMENT	STOCK OPTION COMMITTEE
SUCCESSION COMMITTEE	(EMPLOYEE PLANS)
Richard L. Rosenfield, Chair	Richard L. Rosenfield, Chair
William C. Baker	William C. Baker
Ronald S. Beard
Vernon E. Jordan, Jr.

PERFORMANCE GRAPH

      The following chart presents a comparison of the cumulative total shareholder return since December 31, 1996 of the Company’s Common Stock, the Standard & Poor’s 500 Index and the Standard & Poor’s 400 Midcap Index. The graph assumes an initial investment of $100 at December 31, 1996 and reinvestment of all dividends.

Total Cumulative Shareholder Return Since December 31, 1996

	1996	1997	1998	1999	2000	2001

Callaway Golf	100.000	99.350	34.650	61.520	64.780	66.610
S&P 500	100.000	133.355	171.461	207.537	188.647	168.243
S&P 400 Midcap	100.000	130.440	153.500	173.980	202.190	198.870

The Callaway Golf Company index is based upon the closing price of Callaway Golf Company Common Stock at December 31, 1996, of $28.75 and closing prices on December 31, 1997, 1998, 1999, 2000 and 2001 of $28.56, $10.25, $17.69, $18.63 and $19.15, respectively. Prices have been adjusted for all stock splits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and greater than 10% shareholders to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its executive officers, directors and greater than 10% shareholders (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2001, except that Mr. Helmstetter’s February 6, 2001 transaction was not reported until approximately June 5, 2001 as a result of a clerical error by the Company.

ANNUAL REPORT

      A copy of the Company’s 2001 Annual Report, including financial statements, is being mailed with this Proxy Statement to shareholders of record on the Record Date, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008.

INDEPENDENT ACCOUNTANTS

      In early 2001, the Company’s Audit Committee requested that the Company evaluate proposals from other firms in addition to its then current outside auditor, PricewaterhouseCoopers (“PwC”). Management solicited proposals from likely candidates, and during the second quarter of 2001 the Audit Committee reviewed a number of candidates that had been pre-screened by management. At the conclusion of this review process, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the appointment, effective as of June 18, 2001, of Arthur Andersen LLP (“Arthur Andersen”) as the Company’s new outside auditor for fiscal year 2001 (PwC’s engagement officially ended on June 15, 2001). The Audit Committee recommended the change because, among other things, it believed that a change in outside auditor could help assure an independent and rigorous review of the Company’s practices. (PwC had been the Company’s outside auditor for over ten years). In addition, the Committee felt that Arthur Andersen offered a very high level of audit services at a competitive cost to the Company.

      Arthur Andersen is currently serving as the Company’s outside auditor, but as of the date of this Proxy Statement, the Board of Directors has not approved the appointment of an outside auditor for fiscal year 2002. In light of Arthur Andersen’s much publicized involvement with Enron Corporation and its bankruptcy proceedings, the Board of Directors has delayed making a final selection of auditor for fiscal year 2002 while conducting a careful review of the Company’s options. One or more representatives of Arthur Andersen are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions related to their services for the Company.

      Neither the report of Arthur Andersen in connection with its audit of the Company’s consolidated financial statements for the year ended December 31, 2001, nor PwC’s reports in connection with its audit of the Company’s consolidated financial statements for the years ended December 31, 2000 and December 31, 1999, contain an adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company’s fiscal years ended December 31, 2000 and December 31, 1999 and through the subsequent interim period through the date PwC ceased to be the Company’s auditor, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to PwC’s satisfaction would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports.

Audit Fees

      The aggregate fees billed by Arthur Andersen for professional services rendered for the audit of the Company’s consolidated financial statements for the year ended December 31, 2001 and the interim reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001 were approximately $450,000.

      The aggregate fees billed by PwC for professional services rendered for the interim review of the Company’s consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and for the audit of the Company’s 401(k) Retirement Investment Plan for the year ended December 31, 2000 were approximately $35,000.

Information Systems Design and Implementation Fees.

      Neither Arthur Andersen nor PwC billed the Company for any Financial Information System Design and Implementation fees for fiscal year 2001.

All Other Fees

      The aggregate fees billed by Arthur Andersen for services rendered for fiscal year 2001, other than services reported under Audit Fees above, were approximately $365,000. These fees were primarily associated with tax related services. As noted elsewhere in this Proxy Statement, the Audit Committee monitored Arthur Andersen’s other work for the Company, and concluded that the provision of such services did not interfere with Arthur Andersen’s independence or ability to perform an appropriate audit.

      The aggregate fees billed by PwC for services rendered for fiscal year 2001 during the period PwC was serving as the Company’s outside auditor, other than services reported under Audit Fees above, were approximately $225,000. These fees were primarily associated with tax related services. The Audit Committee monitored PwC’s other work for the Company and concluded that the provision of such services did not interfere with PwC’s independence or ability to perform its audit services. PwC continued to provide tax related services to the Company during 2001 subsequent to the appointment of Arthur Andersen as the Company’s outside auditor.

SHAREHOLDER PROPOSALS

      If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2003 annual meeting of shareholders, then in addition to any other applicable requirements, such shareholder must give timely written notice of the matter to the Secretary of the Company. To be timely, written notice must be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s 2002 Annual Meeting of Shareholders, provided, however, that in the event that the date of the 2003 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the Secretary not more than 120 days prior to the 2003 annual meeting and not less than (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2003 annual meeting. Any such notice to the Secretary must include all of the information specified in the Company’s Bylaws.

      If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2003 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than November 18, 2002, provided, however, that if the date of the 2003 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting (i.e. the 2002 Annual Meeting of Shareholders), then such notice must be received by the Secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2003 annual meeting.

OTHER MATTERS

      Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

      Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to the Company, ATTN: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

Steven C. McCracken
Secretary

Carlsbad, California

March 18, 2002

Callaway Golf Company
2002 Annual Meeting of Shareholders
Monday, May 6, 2002
10:00am PDT

78
78
5
N
W
E
S
Map not to scale
San Marcos Blvd
Faraday Ave.
McClellan-Palomar Airport
College Dr.
Palomar Airport Rd.
El Camino Real
Poinsettia Ln.
Aviara Pkwy.
Four Seasons Pt.
Finch Ln.
El Camino Real
La Costa Ave.
Four Seasons Resort Aviara
7100 Four Seasons Point,
Carlsbad, CA 92009

From the North

Interstate 5 South, Exit Poinsettia Ln – go East, Right on Aviara Pkwy, Right on Four Seasons Point into the Four Seasons Resort.

From the South

Interstate 5 North, Exit Poinsettia Ln – go East, Right on Aviara Pkwy, Right on Four Seasons Point into the Four Seasons Resort.

From the East

Highway 78 West, Exit El Camino Real – go South, Right on Aviara Pkwy, Left on Four Seasons Point into the Four Seasons Resort.

APPENDIX A

CALLAWAY GOLF COMPANY

     The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints STEVEN C. McCRACKEN and BRADLEY J. HOLIDAY, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, on May 6, 2002 at 10:00 A.M. (PDT), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed in the manner directed herein, as they see fit, and to drop any such nominees, in order to ensure the election of the greatest number of such nominees.

     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE HEREOF. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY THE 401(K) PLAN SPONSORED BY CALLAWAY GOLF COMPANY, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, SUCH SHARES WILL BE VOTED BY THE TRUSTEE FOR THE NOMINEES LISTED ON THE REVERSE HEREOF. THE TRUSTEE CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER MAY 1, 2002 WILL BE COUNTED.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

R.S.V.P./COMMENTS/ADDRESS CHANGE: PLEASE MARK R.S.V.P./COMMENT/ADDRESS CHANGE BOX ON REVERSE SIDE	(Continued and to be dated and signed, on other side)

—  FOLD AND DETACH HERE  —

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.	Please mark your votes as indicated in this example	[X]

1. ELECTION OF DIRECTORS: 01 Ronald A. Drapeau, 02 William C. Baker, 03 Ronald S. Beard, 04 Vernon E. Jordan, Jr., 05 Yotaro Kobayashi and 06 Richard L. Rosenfield.			R.S.V.P./COMMENTS/ADDRESS CHANGE Please mark this box and complete the reverse side if you are bringing others to the meeting or if you have written comments/address change.	[ ]	I PLAN TO ATTEND MEETING	[ ]
FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed	(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)
[ ]	[ ]		The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 6, 2002 and the Proxy Statement furnished with this card.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy revokes all proxies previously given.

—  FOLD AND DETACH HERE  —

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 4 PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ely		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

A-2

APPENDIX B

March 18, 2002

TO:	PARTICIPANTS IN THE CALLAWAY GOLF COMPANY 1999 EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OPTION PLANS

                  The Company has issued shares of Callaway Golf Company Common Stock to a Grantor Stock Trust to fund benefits under, among other things, the above referenced stock plans. The Grantor Stock Trust will be entitled to vote 10,487,854 shares at the 2002 Annual meeting of Shareholders. As a participant this past year in one or more of the stock plans, you have certain rights to direct the voting of these shares. Your voting rights are based upon the number of unexercised options you hold under the stock option plans and/or shares you purchased during the last twelve months under the Employee Stock Purchase Plan.

                  To exercise your voting rights, please complete the enclosed green Voting Instruction Card. It directs the Trustee, Arrowhead Trust Incorporated, how to vote. YOU MUST RETURN THE VOTING INSTRUCTION CARD TO THE TRUSTEE USING THE ENCLOSED RETURN ENVELOPE PRIOR TO THE ANNUAL MEETING, WHICH WILL BE HELD ON MAY 6, 2002, IN ORDER TO EXERCISE YOUR VOTING RIGHTS UNDER THE TRUST. THE TRUSTEE, HOWEVER, CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER MAY 1, 2002 WILL BE COUNTED.

                  Your Board of Directors recommends a vote “FOR” all of the nominees for director set forth on the green Voting Instruction Card. Information concerning these nominees is set forth in the enclosed Proxy Statement.

                  You may get more than one package of materials regarding the upcoming Annual Meeting. For example, if as of March 8, 2002 you owned any shares of the Company’s Common Stock, either directly or indirectly through the Company’s 401(k) Plan, you will receive a separate mailing containing a white Proxy Card/Voting Instruction Card for these shares. YOU MUST SEPARATELY VOTE THE SHARES HELD BY YOU AS A SHAREHOLDER OR 401(K) PLAN PARTICIPANT IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE PROXY CARD/VOTING INSTRUCTION CARD YOU RECEIVE WITH THOSE MATERIALS.

                  As noted above, you may be receiving more than one copy of the Annual Report and Proxy Statement. The law requires that we mail these informational materials with each voting card. We regret any inconvenience this may cause. If you wish, you can return any extra copies to the Company’s Legal Department where they will be re-used or recycled.

                  If you need further assistance, please contact Barb West at (760) 931-1771. Thank you for your cooperation.

Sincerely,

Ronald A. Drapeau Chairman of the Board, President, and Chief Executive Officer

APPENDIX C

CALLAWAY GOLF COMPANY

Stock Plan Participant Voting Instruction Card

TO:	Arrowhead Trust Incorporated Trustee of the Callaway Golf Company Grantor Stock Trust

Please mark your votes as in this example	☒

With respect to the voting at the Annual Meeting of Shareholders of Callaway Golf Company to be held on May 6, 2002, or any adjournment or postponement thereof, the undersigned participant in the Callaway Golf Company Stock Option Plans and/or 1999 Employee Stock Purchase Plan hereby directs Arrowhead Trust Incorporated, as Trustee of the Callaway Golf Company Grantor Stock Trust, to vote all of the votes to which the undersigned is entitled to direct under the Trust in accordance with the following instructions:

THE VOTES TO WHICH THE UNDERSIGNED STOCK PLAN PARTICIPANT IS ENTITLED TO DIRECT UNDER THE TRUST WILL BE VOTED AS INSTRUCTED BELOW. IF NO INSTRUCTIONS ARE INDICATED, SUCH VOTES WILL BE VOTED “FOR” ALL NOMINEES LISTED BELOW.

1. ELECTION OF DIRECTORS

Nominees: Ronald A. Drapeau, William C. Baker, Ronald S. Beard, Vernon E. Jordan, Jr., Yotaro Kobayashi and Richard L. Rosenfield

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

(Continued and to be signed on other side)

In their discretion, Steven C. McCracken and Bradley J. Holiday, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 6, 2002, and the Proxy Statement furnished herewith.

Signature

        Please sign exactly as name appears hereon.

Date _______________________________, 2002

PLEASE MARK, DATE, SIGN AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE TRUSTEE CANNOT GUARANTEE THAT INSTRUCTIONS RECEIVED AFTER MAY 1, 2002 WILL BE COUNTED.

C-2

APPENDIX D

Callaway Golf Company
2180 Rutherford Road
Carlsbad, CA 92008

March 21, 2002

Jonathan G. Katz
Secretary
U.S. Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

Re:	Confirmation of Receipt of Assurances from Arthur Andersen LLP

Dear Mr. Katz:

Arthur Andersen LLP has audited the consolidated financial statements of Callaway Golf Company as of December 31, 2001 and for the year then ended and has issued its report thereon dated January 15, 2002 (except with respect to the matter discussed in Note 17, as to which the date is February 11, 2002).

Please be advised that Arthur Andersen has represented to the Company that the audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Please contact me if you have any questions regarding this matter.

Respectfully submitted,

/s/ Bradley J. Holiday Bradley J. Holiday Executive Vice President and Chief Financial Officer